EXHIBIT 99.2

HON INDUSTRIES 	P.O. Box 1109, Muscatine, Iowa  52761-7109

News Release

FOR INFORMATION CONTACT:  David Stuebe, Vice President and CFO
                          (319) 264-7400
                         	Beth Coronelli, Investor Relations Manager
                          (319) 264-7992

    HON INDUSTRIES INC. ANNOUNCES	SHARE PURCHASE RIGHTS PLAN

Muscatine, Iowa (August 13, 1998) -- HON INDUSTRIES Inc. (NYSE:HNI) announced today board action adopting a new share purchase rights plan. Under the plan, rights will be issued to stockholders of record on August 20, 1998. The new plan replaces HON INDUSTRIES' existing rights plan that expired on August 12, 1998.

"This action was taken after long and careful study," said Jack D. Michaels, Chairman, President and CEO of HON INDUSTRIES. "Like the company's existing rights plan, the new plan is intended to protect the company and its stockholders from potentially coercive takeover practices or takeover bids which are not in the interest of the company and its stockholders."

"The inclusion of a share purchase rights plan has become common practice in major American companies and a well-accepted approach to ensure that all stockholders receive a fair price and are treated equally in the event of a takeover," Michaels added. "The adoption of a new rights plan is not in response to any pending takeover or proposed change in control of the company."

The rights will trade together with the common stock and will not be exercisable, initially. The rights generally will become exercisable, in the absence of further board action, if a person or group acquires 20 percent or more of the outstanding shares of HON INDUSTRIES' common stock. Once the rights are exercisable, the stockholder, other than the acquiring person or group, may purchase common stock at a discount. Under certain circumstances, the rights will entitle the stockholder to buy shares in an acquiring entity at a discount.

The plan also includes an exchange option. After the rights become exercisable, the Board of Directors has an option to exchange part or all of the rights for shares of HON INDUSTRIES' common stock. Under this option, HON INDUSTRIES would issue one share of common stock for each right, subject to adjustment in certain circumstances. This exchange would not apply to shares held by the person or group whose actions trigger the exercisability.

HON INDUSTRIES' Board of Directors may redeem all rights for $.01 per right, generally at any time before the rights become exercisable. The rights will expire August 20, 2008, unless redeemed, exchanged or amended by the Board of Directors.

The issuance of the rights is not a taxable event; will not affect HON INDUSTRIES' reported financial condition or results of operations, including earnings per share; and will not change the way in which HON INDUSTRIES' common stock is currently traded. Shareholders will receive additional details regarding the plan.

HON INDUSTRIES Inc. is the largest producer of value-priced office furniture and the fourth largest manufacturer and marketer of office furniture in the U.S. It is also the nation's largest manufacturer and marketer of gas- and wood-burning fireplaces and stoves. HON INDUSTRIES' common stock is traded on the New York Stock Exchange under the symbol HNI.
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